Exhibit 4.1

EXECUTION VERSION

FORTY-FOURTH SUPPLEMENTAL INDENTURE TO

AMENDED AND RESTATED INDENTURE

FORTY-FOURTH SUPPLEMENTAL INDENTURE dated as of March 28, 2013, among HOST HOTELS & RESORTS, L.P., a Delaware limited partnership (the “Company”), and THE BANK OF NEW YORK MELLON, as Successor Trustee (the “Trustee”), to the Amended and Restated Indenture, dated as of August 5, 1998, as amended and supplemented through the date of this Forty-Fourth Supplemental Indenture (the “Indenture”).

RECITALS

WHEREAS, the Company, certain Subsidiaries of the Company and HSBC Bank USA (f/k/a Marine Midland Bank) executed and delivered the Amended and Restated Indenture, dated as of August 5, 1998, amending and restating the form of Indenture previously filed as Exhibit 4.1 to the Registration Statement (No. 333-50729) filed with the Securities and Exchange Commission (“Commission”) on Form S-3 by the Company, its Parents and certain Subsidiaries of the Company;

WHEREAS, the Company desires to create a series of Securities to be issued under the Indenture, as hereby supplemented, to be known as the 3.750% Series D Senior Notes due 2023 (hereinafter, the “3.750% Notes”);

WHEREAS, Section 9.1(e) of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture without the written consent of the Holders of the outstanding Securities to provide for the issuance of and establish the form and terms and conditions of Securities of any Series as permitted by the Indenture;

WHEREAS, all acts and things prescribed by the Indenture, by law and by the organizational documents of the Company and the Trustee necessary to make this Forty-Fourth Supplemental Indenture a valid instrument legally binding on the Company and the Trustee, in accordance with its terms, have been duly done and performed; and

WHEREAS, all conditions precedent to amend or supplement the Indenture have been met.

NOW, THEREFORE, to comply with the provisions of the Indenture, and in consideration of the above premises, the Company and the Trustee covenant and agree as follows:

ARTICLE 1

Section 1.01 Nature of Supplemental Indenture. This Forty-Fourth Supplemental Indenture supplements the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 1.02 Establishment of New Series. Pursuant to Section 2.2 of the Indenture, there is hereby established the 3.750% Notes having the terms,

in addition to those set forth in the Indenture and this Forty-Fourth Supplemental Indenture, set forth in the form of 3.750% Note, attached to this Forty-Fourth Supplemental Indenture as Exhibit A, which is incorporated herein as a part of this Forty-Fourth Supplemental Indenture. In addition to the initial aggregate principal amount of 3.750% Notes issued on the Series Issue Date, the Company may issue additional 3.750% Notes (the “Additional Notes”) under the Indenture and this Forty-Fourth Supplemental Indenture in accordance with Section 2.2 of the Indenture and Section 4.7 of the Indenture, as supplemented by Section 5.01 below of this Forty-Fourth Supplemental Indenture.

Section 1.03 Redemption. (a) Prior to 90 days before their Stated Maturity, upon not less than 30 nor more than 60 days’ notice, the Company may redeem the 3.750% Notes at any time in whole or in part, at a Redemption Price equal to 100% of the principal amount thereof plus the Make-Whole Premium, together with accrued and unpaid interest thereon, if any, to, but not including, the applicable Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the applicable Redemption Date).

(b) Notwithstanding the foregoing, within the period beginning on or after 90 days prior to their Stated Maturity, upon not less than 30 nor more than 60 days’ notice, the Company may redeem the 3.750% Notes in whole or in part, at a Redemption Price equal to 100% of the principal amount thereof, together with accrued and unpaid interest thereon, if any, to, but not including, the applicable Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the applicable Redemption Date).

(c) The 3.750% Notes will not have the benefit of any sinking fund.

(d) Notice of a redemption of the 3.750% Notes made pursuant to this Section 1.03 shall be given in the manner set forth in Section 3.3 of the Indenture; provided, however, that any such notice need not set forth the Redemption Price but need only set forth the calculation thereof as described in subsection (a) of this Section 1.03. The Redemption Price, calculated as aforesaid, shall be set forth in an Officer’s Certificate delivered by the Company to the Trustee no later than one Business Day prior to the Redemption Date.

(e) The Company is not prohibited from acquiring the 3.750% Notes by means other than a redemption, whether pursuant to an issuer tender offer, in open market transactions, or otherwise, assuming such acquisition does not otherwise violate the terms of the Indenture.

ARTICLE 2

Section 2.01 “Subsidiary Guarantors” means, with respect to the 3.750% Notes, any Future Subsidiary Guarantors that provide a Subsidiary Guarantee with respect to the 3.750% Notes pursuant to the terms of the Indenture, but excluding any Persons whose Guarantees have been released pursuant to the terms of the Indenture. The provisions of Article 12 of the Indenture will be applicable to the 3.750% Notes.

Section 2.02 The second sentence of the definition of “Subsidiary Guarantee” set forth in Section 1.1 of the Indenture shall read, for purposes of the 3.750% Notes, as follows: “Each Subsidiary Guarantee with respect to the 3.750% Notes will be a senior obligation of the Subsidiary Guarantor and will be full and unconditional regardless of the enforceability of the 3.750% Notes, the Forty-Fourth Supplemental Indenture or the Indenture.”

ARTICLE 3

Section 3.01 Subject to the further provisions of this Article 3 and Article 5 of this Forty-Fourth Supplemental Indenture, the covenants set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7 (as replaced and superseded by Section 5.01 hereof), 4.8 (as replaced and superseded by Section 5.02 hereof), 4.13, 4.16 and 4.17 of the Indenture shall be applicable to the 3.750% Notes and the covenants set forth in Sections 4.8, 4.9, 4.10, 4.11, 4.12, 4.14 and 4.15 of the Indenture shall not be applicable to the 3.750% Notes.

Section 3.02 For avoidance of doubt, the definition of “GAAP” set forth in Section 4.01(b) of this Forty-Fourth Supplemental Indenture shall apply in all instances to the 3.750% Notes and the provisions of Section 1.4(c) of the Indenture shall not apply in any instance to the 3.750% Notes.

Section 3.03 Section 9.1 of the Indenture is hereby supplemented by the following clause solely with respect to the 3.750% Notes:

“(k) to conform the text of this Indenture or the 3.750% Notes to any provision of the “Description of Series D Senior Notes” section of the Company’s Prospectus Supplement, dated March 19, 2013, or the “Description of Debt Securities” section of the Company’s Base Prospectus, dated May 16, 2012, in each case relating to the initial offering of the 3.750% Notes, to the extent that such provisions in the “Description of Series D Senior Notes” and “Description of Debt Securities” were intended to be a verbatim recitation of a provision of this Indenture or of the 3.750% Notes.”

Section 3.04 Article 10 of the Indenture shall not apply to the 3.750% Notes.

ARTICLE 4

Section 4.01 For all purposes of this Forty-Fourth Supplemental Indenture, except as otherwise expressly provided or unless the context requires otherwise:

(a) A term defined in the Indenture and not otherwise defined herein has the same meaning when used in this Forty-Fourth Supplemental Indenture; and

(b) The following terms have the meanings given to them in this Section 4.01 and shall have the meaning set forth below for the purposes of this Forty-Fourth Supplemental Indenture and the Indenture solely with respect to the 3.750% Notes:

“Acquired Indebtedness” means Indebtedness of a Person (1) existing at the time such Person is merged or consolidated with or into, or becomes a Subsidiary of the Company or (2) assumed by the Company or any of its Subsidiaries in connection with the acquisition of assets from that Person; provided that Indebtedness of such Person which is redeemed, defeased (including the deposit of funds in a valid trust for the exclusive benefit of holders and the trustee thereof, sufficient to repay such Indebtedness in accordance with its terms), retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person is acquired shall not be included as Acquired Indebtedness. Acquired Indebtedness shall be deemed to be incurred on the date the acquired Person is merged or consolidated with or into, or becomes a Subsidiary of, us or the date of the related acquisition, as the case may be.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depository, Euroclear and Clearstream that apply to such transfer or exchange at the relevant time.

“Certificated Note” means a certificated 3.750% Note registered in the name of the Holder thereof and issued in accordance with Section 6.01 of this Forty-Fourth Supplemental Indenture, in the form of Exhibit A to this Forty-Fourth Supplemental Indenture except that such Note shall not include the information called for by footnotes 1, 2 and 3 thereof.

“Clearstream” means Clearstream Banking S.A., or its successors.

“Consolidated EBITDA” for any period means the Company’s Consolidated Net Income and the Consolidated Net Income of its Subsidiaries for such period, plus amounts which have been deducted and minus amounts which have been added for, without duplication: (1) interest expense on Indebtedness; (2) provision for taxes based on income; (3) amortization of debt discount and deferred financing costs; (4) gains and losses on sales or other dispositions of depreciable properties and other investments, other than from (i) sales of inventory and (ii) timeshare assets held for sale, in each case, in the ordinary course of business; (5) property depreciation and amortization, including any impairment charges; (6) the effect of any non-cash items; and (7) amortization of deferred charges, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” for any period means the amount of net income, or loss, for the Company and its Subsidiaries for such period, excluding, without duplication, (1) extraordinary items, (2) the portion of net income for the Company and its Subsidiaries allocable to non-controlling interests in unconsolidated persons to the extent that cumulative cash dividends or distributions have not actually been received by the Company or one of its Subsidiaries and (3) the portion of net losses for the Company and its Subsidiaries allocable to non-controlling interests in unconsolidated persons, all determined on a consolidated basis in accordance with GAAP.

“Depository” means, with respect to the 3.750% Notes issuable or issued in whole or in part in global form, the Depository Trust Company (“DTC”), and any and all successors thereto appointed as depository by the Company.

“Euroclear” means Euroclear Bank S.A./N.V., or its successor, as operator of the Euroclear system.

“Existing Senior Notes” means amounts outstanding from time to time of (i) the 6 3/8% Senior Notes due 2015; (ii) the 6 3/4% Senior Notes due 2016; (iii) the 9% Senior Notes due 2017; (iv) the 5 7/8% Senior Notes due 2019; (v) the 6% Senior Notes due 2020; (vi) the 6% Senior Notes due 2021; (vii) the 5 1/4% Senior Notes due 2022; (viii) the 4 3/4% Senior Notes due 2023; (ix) the 3 1/4% Exchangeable Senior Debentures due 2024; and (x) the 2 1/2% Exchangeable Senior Debentures due 2029, in each case, not in excess of amounts outstanding immediately following the Series Issue Date of the 3.750% Notes, less amounts retired from time to time.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time. Notwithstanding the foregoing, for purposes of determining compliance with any financial covenant or covenant contained herein requiring calculations that are determined with reference to GAAP, such compliance shall be determined in accordance with GAAP as in effect on the Series Issue Date; provided, however, (1) all computations made under the Indenture (whether or not such computations specifically reference GAAP) relating to the notional amount of indebtedness or interest expense associated with such indebtedness shall be made without giving effect to any generally accepted accounting principles requiring that such indebtedness be marked to market, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities will be disregarded, (2) any generally accepted accounting principles requiring (x) any fair value adjustment that would cause any Indebtedness or contracts to be marked to market, including capitalized liabilities based on the fair value of contracts, (y) the recording of convertible debt at fair value and (z) acquisition costs that were capitalized prior to the adoption of FASB 141-R (subsequent to the codification, this standard is now included in FASB ASC 805) to be expensed as incurred shall, in each case, be disregarded and (3) the determination of a Subsidiary with respect to any Person shall be based in accordance with GAAP as in effect from time to time.

“Global Note” means a 3.750% Note that includes the information referred to in footnotes 1, 2 and 3 to the form of 3.750% Note, attached to this Forty-Fourth Supplemental Indenture as Exhibit A, issued under the Indenture, that is deposited with or on behalf of and registered in the name of the Depository or a nominee of the Depository.

“Global Note Legend” means the legend set forth in Section 6.01(f) of this Forty-Fourth Supplemental Indenture, which is required to be placed on all Global Notes issued under the Indenture.

“Indebtedness” means, with respect to any Person, any indebtedness of that Person, whether or not contingent, in respect of: (1) borrowed money or evidenced by bonds, notes, debentures or similar instruments; (2) indebtedness secured by any Lien on any property or asset owned by such Person, but only to the extent of the lesser of: (a) the amount of indebtedness so secured; and (b) the fair market value of the property subject to such Lien; (3) reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; or (4) any lease of property by such Person as lessee which is required to be reflected on such Person’s balance sheet as a capitalized lease in accordance with GAAP. Indebtedness also includes, to the extent not otherwise included, any obligation of that Person to be liable for, or to pay, as obligor, guarantor or otherwise, other than for purposes of collection in the ordinary course of business, Indebtedness of the types referred to above of another Person, it being understood that Indebtedness shall be deemed to be incurred by such Person whenever such Person shall create, assume, guarantee or otherwise become liable in respect thereof.

“Indirect Participant” means an entity that, with respect to DTC, clears through or maintains a direct or indirect custodial relationship with a Participant.

“Interest Expense” means, for any period, the Company’s interest expense and the interest expense of its Subsidiaries for such period, including, without duplication, (1) all amortization of debt discount, but excluding the amortization of fees or expenses incurred in order to consummate the sale of debt securities or to establish the Credit Facility, (2) all accrued interest, (3) all capitalized interest, and (4) the interest component of Capitalized Lease Obligations, all determined on a consolidated basis in accordance with GAAP.

“Lien” means any mortgage, deed of trust, lien, charge, pledge, security interest, security agreement, or other encumbrance of any kind other than a Permitted Lien.

“Make-Whole Premium” means, with respect to any 3.750% Note at any redemption date, the excess, if any, of (a) the present value of the sum of the principal amount and all remaining interest payments (not including any portion of such payments of interest accrued as of the redemption date), discounted on a semi-annual bond equivalent basis from such maturity date to the redemption date at a per annum interest rate equal to the sum of the Treasury Yield (determined on the Business Day immediately preceding the date of such redemption), plus 30 basis points, over (b) the principal amount of the 3.750% Note being redeemed.

“Officer’s Certificate” means a certificate signed on behalf of the Company or Subsidiary, as applicable, by an officer of the Company or Subsidiary, as applicable, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company or Subsidiary, as applicable.

“Participant” means, with respect to the Depository, Euroclear or Clearstream, a Person who has an account with the Depository, Euroclear or Clearstream, respectively (and, with respect to The Depository Trust Company, shall include Euroclear and Clearstream).

“Paying Agent” means, until otherwise designated, the Trustee.

“Secured Indebtedness” means any Indebtedness, including, without limitation, Acquired Indebtedness, secured by any Lien on any of the Company’s property or assets or any of the property or assets of its Subsidiaries, whether owned on the Series Issue Date or thereafter acquired.

“Series Issue Date” means March 28, 2013.

“Subsidiary” means, with respect to any Person, at any date, any corporation, limited liability company, partnership, association or other entity (but excluding an individual), the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as in effect from time to time.

“Total Assets” means, the sum of, without duplication, Undepreciated Real Estate Assets and all other assets, excluding intangibles, of the Company and its Subsidiaries, all determined on a consolidated basis in accordance with GAAP.

“Total Unencumbered Assets” means, the sum of, without duplication, those Undepreciated Real Estate Assets which are not subject to a Lien securing Indebtedness and all other assets, excluding intangibles, of the Company and its Subsidiaries not subject to a Lien securing Indebtedness, all determined on a consolidated basis in accordance with GAAP; provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Debt for purposes of the covenant set forth in Section 5.01(d), all investments by the Company and its Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included.

“Treasury Yield” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar data)) most nearly equal to the then remaining average life of the 3.750% Notes, provided that if the average life of the 3.750% Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life of the 3.750% Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Undepreciated Real Estate Assets” means, as of any date, the cost, original cost plus capital improvements, of the Company’s real estate assets and the real estate assets of its Subsidiaries on such date, before depreciation and amortization and impairments, all determined on a consolidated basis in accordance with GAAP.

“Unsecured Debt” means, Indebtedness of the Company or any of its Subsidiaries which is not secured by a Lien on any property or assets of the Company or any of its Subsidiaries.

ARTICLE 5

Section 5.01 Limitation on Incurrence of Indebtedness. For purposes of the 3.750% Notes, Section 4.7 of the Indenture is hereby replaced and superseded by the following covenant and the following covenant shall apply to the 3.750% Notes:

(a) Aggregate Debt Test. The Company will not, and will not cause or permit any of its Subsidiaries to, incur any Indebtedness, including, without limitation, Acquired Indebtedness, if, immediately after giving effect to the incurrence of that Indebtedness and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount of all of the Company’s outstanding Indebtedness and all of the outstanding Indebtedness of its Subsidiaries, determined on a consolidated basis in accordance with GAAP, is greater than 65% of the sum of, without duplication:

(1) the Total Assets of the Company and its Subsidiaries as of the last day of the then most recently ended fiscal quarter; and

(2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received, to the extent the proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness, by the Company or any of its Subsidiaries since the end of that fiscal quarter, including the proceeds obtained from the incurrence of that additional Indebtedness, determined on a consolidated basis in accordance with GAAP.

(b) Debt Service Test. The Company will not, and will not cause or permit any of its Subsidiaries to, incur any Indebtedness, including, without limitation, Acquired Indebtedness, if the ratio of Consolidated EBITDA to the Interest Expense for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which the additional Indebtedness is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to the incurrence of that Indebtedness and the application of the proceeds therefrom (determined on a consolidated basis in accordance with GAAP), and calculated on the assumption that:

(1) the Indebtedness and any other Indebtedness, including, without limitation, Acquired Indebtedness, incurred by the Company or any of its Subsidiaries since the first day of the relevant four-quarter period had been incurred, and the application of the proceeds therefrom, including to repay or retire other Indebtedness, had occurred, on the first day of the period;

(2) the repayment or retirement of any of the Company’s other Indebtedness (other than Indebtedness repaid or retired with the proceeds of any other Indebtedness, which repayment or retirement shall be calculated pursuant to clause (1) of this Section 5.01(b)) or any other Indebtedness of the Company’s Subsidiaries since the first day of the relevant four-quarter period had occurred on the first day of the period; and

(3) in the case of any acquisition or disposition by the Company or any of its Subsidiaries of any asset or group of assets, in any such case with a fair market value in excess of $1 million, since the first day of the relevant four-quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, that acquisition or disposition had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition or disposition being included in the pro forma calculation.

If the Indebtedness giving rise to the need to make the calculation set forth in this Section 5.01(b) or any other Indebtedness incurred after the first day of the relevant four-quarter period bears interest at a floating rate then, for purposes of calculating the Interest Expense, the interest rate on that Indebtedness shall be computed on a pro forma basis as if the average rate which would have been in effect during the entire relevant four-quarter period had been the applicable rate for the entire period

(c) Secured Debt Test. The Company will not, and will not cause or permit any of its Subsidiaries to, incur Secured Indebtedness, if, immediately after giving effect to the incurrence of the Secured Indebtedness and the application of the proceeds from the Secured Indebtedness on a pro forma basis, the aggregate principal amount, determined on a consolidated basis in accordance with GAAP, of all of the Company’s outstanding Secured Indebtedness and all outstanding Secured Indebtedness of its Subsidiaries is greater than 40% of the sum of, without duplication:

(1) the Total Assets of the Company and its Subsidiaries as of the last day of the then most recently ended fiscal quarter; and

(2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received, to the extent those proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness, by the Company or any of its Subsidiaries since the end of the relevant fiscal quarter, including the proceeds obtained from the incurrence of that additional Indebtedness, determined on a consolidated basis in accordance with GAAP.

(d) Maintenance of Total Unencumbered Assets. The Company will have at all times Total Unencumbered Assets of not less than 150% of the aggregate principal amount of all of its outstanding Unsecured Indebtedness and the outstanding Unsecured Indebtedness of the Company’s Subsidiaries, determined on a consolidated basis in accordance with GAAP.

The calculation of the ratios set forth in this Section 5.01 shall be undertaken by the Company.

Section 5.02 Limitation on Liens. For purposes of the 3.750% Notes, Section 4.8 of the Indenture is hereby replaced and superseded by the following covenant and the following covenant shall apply to the 3.750% Notes:

Neither the Company nor any Subsidiary shall secure any Indebtedness under the Credit Facility or the Existing Senior Notes by a Lien or suffer to exist any Lien on their respective properties or assets securing Indebtedness under the Credit Facility or the Existing Senior Notes unless effective provision is made to secure the 3.750% Notes equally and ratably with the Lien securing such Indebtedness for so long as Indebtedness under the Credit Facility or Existing Senior Notes is secured by such Lien.

Section 5.03 Events of Default. For purposes of the 3.750% Notes, Sections 6.1(c) and (d) of the Indenture are hereby replaced and superseded by the following clauses solely with respect to the 3.750% Notes:

“(c) the failure by the Company or any Subsidiary Guarantor to observe or perform any other covenant or agreement contained in the 3.750% Notes or the Indenture with respect to the 3.750% Notes and the continuance of such failure for a period of 60 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the 3.750% Notes outstanding;”

“(d) a default in (a) Secured Indebtedness of the Company or any of its Subsidiaries with an aggregate principal amount in excess of 5% of Total Assets, or (b) other Indebtedness of the Company or any of its Subsidiaries with an aggregate principal amount in excess of $150 million, in either case, (A) resulting from the failure to pay principal or interest when due (after giving effect to any applicable extensions or grace or cure periods) or (B) as a result of which the maturity of such Indebtedness has been accelerated prior to its final Stated Maturity;”

and Sections 6.1(e) and 6.1(h) are deleted in their entirety and replaced with “Reserved.”

ARTICLE 6

Section 6.01 For purposes of the 3.750% Notes, Section 2.7 of the Indenture is hereby supplemented with, and where inconsistent replaced by, the following provisions:

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository, by a nominee of the Depository to the Depository or to another nominee of the Depository, or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository. All Global Notes will be exchanged by the Company for Certificated Notes if:

(1) the Company delivers to the Trustee notice from the Depository (A) that it is unwilling or unable to continue to act as Depository and a successor Depository is not appointed by the Company within 90 days after the date of such notice from the Depository or (B) that it is no longer a clearing agency registered under the Exchange Act and a successor Depository is not appointed by the Company within 90 days after the date of such notice from the Depository;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes; or

(3) upon request of the Trustee or Holders of a majority of the principal amount of outstanding 3.750% Notes if there shall have occurred and be continuing a Default or Event of Default with respect to the 3.750% Notes.

Upon the occurrence of any of the preceding events in (1), (2) or (3) above, Certificated Notes shall be issued in such names as the Depository shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.8 and 2.11 of the Indenture. A Global Note may not be exchanged for another 3.750% Note other than as provided in this Section 6.01(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 6.01(b) or (c) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depository, in accordance with the provisions of the Indenture and the Applicable Procedures. Beneficial interests in the Global Notes will be subject to restrictions on transfer comparable to those set forth herein. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 6.01(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 6.01(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either: (A)(1) a written order from a Participant or an Indirect Participant given to the Depository in accordance with the Applicable Procedures directing the Depository to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or (B)(1) a written order from a Participant or an Indirect Participant given to the Depository in accordance with the Applicable Procedures directing the Depository to cause to be issued a Certificated Note in an amount equal to the beneficial interest to be transferred or exchanged; and (2) instructions given by the Depository to the Registrar containing information regarding the Person in whose name such Certificated Note shall be registered to effect the transfer or exchange referred to in (B)(1) above;

(c) Transfer or Exchange of Beneficial Interests in Global Notes for Certificated Notes. If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Certificated Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Certificated Note, then, if the exchange or transfer complies with the requirements of Section 6.01(a) of this Forty-Fourth Supplemental Indenture and upon satisfaction of the conditions set forth in Section 6.01(b)(2) of this Forty-Fourth Supplemental Indenture, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 6.01(g) hereof, and the Company shall execute and, upon receipt of a Company Order pursuant to Section 2.3 of the Indenture, the Trustee shall authenticate and deliver to the Person designated in the instructions a Certificated Note in the appropriate principal amount. Any Certificated Note issued in exchange for a beneficial interest pursuant to this Section 6.01(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depository and the Participant or Indirect Participant. The Trustee shall deliver such Certificated Notes to the Persons in whose names such 3.750% Notes are so registered.

(d) Transfer and Exchange of Certificated Notes for Beneficial Interests in Global Notes. A Holder of a Certificated Note may exchange such Certificated Note for a beneficial interest in a Global Note or transfer such Certificated Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or registration of transfer, the Trustee shall cancel the applicable Certificated Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes. If any such exchange or registration of transfer from a Certificated Note to a beneficial interest in a Global Note is effected pursuant to this Section 6.01(d) at a time when a Global Note has not yet been issued, the Company shall issue and, upon receipt of a Company Order in accordance with Section 2.3 of the Indenture, the Trustee shall authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of Certificated Notes so transferred.

(e) Transfer and Exchange of Certificated Notes for Certificated Notes. A Holder of Certificated Notes may transfer such Certificated Notes to a Person who takes delivery thereof in the form of a Certificated Note. Upon request by a Holder of Certificated Notes and such Holder’s compliance with the provisions of this Section 6.01(e), the Registrar shall register the transfer or exchange of Certificated Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Certificated Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. Upon receipt of a request to register such a transfer, the Registrar shall register the Certificated Notes pursuant to the instructions from the Holder thereof.

(f) Global Note Legend. To the extent required by the Depository, each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITORY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 6.01 OF THE FORTY-FOURTH SUPPLEMENTAL INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 6.01 OF THE FORTY-FOURTH SUPPLEMENTAL INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Certificated Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.12 of the Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Certificated Notes, the principal amount of 3.750% Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Certificated Notes upon receipt of a Company Order.

(2) No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Certificated Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11 and 3.6 of the Indenture).

(3) The Registrar shall not be required to register the transfer of or exchange of any 3.750% Note selected for redemption in whole or in part, except the unredeemed portion of any 3.750% Note being redeemed in part.

(4) All Global Notes and Certificated Notes issued upon any registration of transfer or exchange of Global Notes or Certificated Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under the Indenture, as the Global Notes or Certificated Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Company will be required:

(A) to issue, to register the transfer of or to exchange any 3.750% Notes during a period beginning at the opening of business on the 15th business day before the day of any selection of 3.750% Notes for redemption and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any 3.750% Note selected for redemption in whole or in part, except the unredeemed portion of any 3.750% Note being redeemed in part; or

(C) to register the transfer of or to exchange a 3.750% Note between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any 3.750% Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any 3.750% Note is registered as the absolute owner of such 3.750% Note for the purpose of receiving payment of principal of and interest on such 3.750% Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7) The Trustee shall authenticate Global Notes and Certificated Notes in accordance with the provisions of Section 2.3 of the Indenture.

Notwithstanding anything herein to the contrary, as to any certifications and certificates delivered to the Registrar pursuant to this Section 6.01 of this Forty-Fourth Supplemental Indenture, the Registrar’s duties shall be limited to confirming that any such certifications and certificates delivered to it are substantially in the form of Exhibit A attached to this Forty-Fourth Supplemental Indenture. The Registrar shall not be responsible for confirming the truth or accuracy of representations made in any such certifications or certificates.

ARTICLE 7

Section 7.01 Except as specifically modified herein, the Indenture is in all respects ratified and confirmed and shall remain in full force and effect in accordance with its terms.

Section 7.02 Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed or shall be construed to be assumed by the Trustee by reason of this Forty-Fourth Supplemental Indenture. This Forty-Fourth Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect to this Forty-Fourth Supplemental Indenture.

Section 7.03 The Trustee shall not be responsible in any manner whatsoever for or in respect of the recitals contained herein, all of which recitals are made solely by the Company. The Trustee makes no representations as to the validity or sufficiency of this Forty-Fourth Supplemental Indenture.

Section 7.04 THIS FORTY-FOURTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(b). EACH OF THE COMPANY AND THE SUBSIDIARY GUARANTORS HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE AND THE SECURITIES, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS. EACH OF THE COMPANY AND THE SUBSIDIARY GUARANTORS IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE TRUSTEE OR ANY SECURITY HOLDER TO SERVE PROCESS IN ANY OTHER MANNER

PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY AND THE SUBSIDIARY GUARANTORS IN ANY OTHER JURISDICTION.

Section 7.05 The parties may sign any number of copies of this Forty-Fourth Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

Section 7.06 All capitalized terms used in this Forty-Fourth Supplemental Indenture which are not otherwise defined herein, shall have the respective meanings specified in the Indenture, unless the context otherwise requires.

Section 7.07 The 3.750% Notes may be issued in whole or in part in the form of one or more Global Securities, registered in the name of Cede & Co., as nominee of DTC.

Section 7.08 The Trustee makes no representation or warranty as to the validity or sufficiency of this Forty-Fourth Supplemental Indenture.

IN WITNESS WHEREOF, the parties to this Forty-Fourth Supplemental Indenture have caused this Forty-Fourth Supplemental Indenture to be duly executed, all as of the date first written above.

COMPANY

HOST HOTELS & RESORTS, L.P., a Delaware limited partnership

BY:	HOST HOTELS & RESORTS, INC.,
its general partner

By:	/s/ Larry K. Harvey
	Name:	Larry K. Harvey
	Title:	Executive Vice President,
Chief Financial Officer

[Signature Page to Forty-Fourth Supplemental Indenture]

TRUSTEE

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Francine Kincaid
	Name:	Francine Kincaid
	Title:	Vice President

[Signature Page to Forty-Fourth Supplemental Indenture]

EXHIBIT A

FORM OF 3.750% SERIES D SENIOR NOTE

Unless and until it is exchanged in whole or in part for 3.750% Notes in definitive form, this Security may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository. Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) (“DTC”), to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.1

HOST HOTELS & RESORTS, L.P.

3.750% SERIES D SENIOR NOTE DUE 2023

CUSIP: 44107T AU0

ISIN: US44107TAU07

No.	$

Host Hotels & Resorts, L.P., a Delaware limited partnership (hereinafter called the “Company,” which term includes any successors under the Indenture hereinafter referred to), for value received, hereby promises to pay to                     , or registered assigns, the principal sum of $        , on October 15, 2023. The Security is one of the 3.750% Series D Senior Notes due 2023 referred to in such Indenture (hereinafter referred to for purposes of this 3.750% Senior Note collectively as the “3.750% Securities”).

Interest Payment Dates:	April 15 and October 15

Record Dates:	April 1 and October 1

Reference is made to the further provisions of this Security on the reverse side, which will, for all purposes, have the same effect as if set forth at this place.

[1]	To be used only if the Security is issued as a Global Note.

IN WITNESS WHEREOF, the Company has caused this Instrument to be duly executed.

Dated:

HOST HOTELS & RESORTS, L.P.,
a Delaware limited partnership

By its general partner,
HOST HOTELS & RESORTS, INC., a Maryland corporation

By:
Name:
Title:

Attest:
Name:
Title:

FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the 3.750% Securities of the Series designated therein referred to in the within mentioned Indenture.

THE BANK OF NEW YORK MELLON,
as Trustee

By:
Authorized Signatory

HOST HOTELS & RESORTS, L.P.

3.750% Series D Senior Notes due 2023

THIS GLOBAL NOTE IS HELD BY THE DEPOSITORY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 6.01 OF THE FORTY-FOURTH SUPPLEMENTAL INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 6.01 OF THE FORTY-FOURTH SUPPLEMENTAL INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.2

1.	Interest.

Host Hotels & Resorts, L.P., a Delaware limited partnership (hereinafter called the “Company,” which term includes any successors under the Indenture hereinafter referred to), promises to pay interest on the principal amount of this Security at the rate of 3.750% per annum from March 28, 2013 until maturity. To the extent it is lawful, the Company promises to pay interest on any interest payment due but unpaid on such principal amount at a rate of 3.750% per annum compounded semi-annually.

[2]	To be included only on Global Notes deposited with DTC as Depository.

The Company will pay interest semi-annually on April 15 and October 15 of each year (each, an “Interest Payment Date”), commencing October 15, 2013. Interest on the 3.750% Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid on the Securities, from the date of the original issuance. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

2.	Method of Payment.

The Company shall pay interest on the 3.750% Securities (except defaulted interest) to the Persons who are the registered Holders at the close of business on the Record Date immediately preceding the Interest Payment Date. Holders must surrender Securities to a Paying Agent to collect principal payments. Principal of, premium, if any, and interest on the 3.750% Securities will be payable in United States Dollars at the office or agency of the Company maintained for such purpose, in the Borough of Manhattan, The City of New York or at the option of the Company, payment of interest may be made by check mailed to the Holders of the 3.750% Securities at the addresses set forth upon the registry books of the Company; provided, however, Holders of Global Securities will be entitled to receive interest payments (other than at maturity) by wire transfer of immediately available funds, if appropriate wire transfer instructions have been received in writing by the Trustee not fewer than 15 days prior to the applicable Interest Payment Date. Such wire instructions, upon receipt by the Trustee, shall remain in effect until revoked by such Holder. No service charge will be made for any registration of transfer or exchange of Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

3.	Paying Agent and Registrar.

Initially, The Bank of New York Mellon will act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or co-Registrar without notice to the Holders. The Company or any of its Subsidiaries may, subject to certain exceptions, act as Paying Agent, Registrar or co-Registrar.

4.	Indenture.

The Company issued the 3.750% Securities under an Amended and Restated Indenture, dated as of August 5, 1998, as supplemented (the “Indenture”), between the Company, certain Subsidiaries of the Company and the Trustee. Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The 3.750% Securities are unlimited in aggregate principal amount. The terms of the 3.750% Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the Indenture. The 3.750% Securities are subject to all such terms, and Holders of the 3.750% Securities are referred to the Indenture and said Act for a statement of them. The Securities are senior, general obligations of the Company. Each Holder of this Security, by accepting the same, (a)

agrees to and shall be bound by the provisions of the Indenture, (b) authorizes and directs the Trustee on his behalf to take such action as may be provided in the Indenture and (c) appoints the Trustee his attorney-in-fact for such purpose.

5.	Redemption.

Prior to 90 days before their Stated Maturity, upon not less than 30 nor more than 60 days’ notice, the Company may redeem the 3.750% Securities in whole or in part at any time at a Redemption Price equal to 100% of the principal amount thereof plus the Make-Whole Premium, together with accrued and unpaid interest thereon, if any, to, but not including, the applicable Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the applicable Redemption Date). Notice of a redemption of the 3.750% Securities made pursuant to this paragraph 5 shall be given in the manner set forth in Section 3.3 of the Indenture; provided however, that any such notice need not set forth the Redemption Price but need only set forth the calculation thereof as described in the immediately preceding sentence of this paragraph 5. The Redemption Price, calculated as aforesaid, shall be set forth in an Officer’s Certificate delivered by the Company to the Trustee no later than one Business Day prior to the Redemption Date.

Notwithstanding the foregoing, within the period beginning on or after 90 days prior to their Stated Maturity, upon not less than 30 nor more than 60 days’ notice, the Company may redeem the 3.750% Securities in whole or in part, at a Redemption Price equal to 100% of the principal amount thereof, together with accrued and unpaid interest thereon, if any, to, but not including, the applicable Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the applicable Redemption Date).

The Company is not prohibited from acquiring the 3.750% Securities by means other than a redemption, whether pursuant to an issuer tender offer, in open market transactions, or otherwise, assuming such acquisition does not otherwise violate the terms of the Indenture.

The 3.750% Securities will not have the benefit of a sinking fund.

6.	Denominations; Transfer; Exchange.

The 3.750% Securities are in registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000. A Holder may register the transfer of, or exchange 3.750% Securities in accordance with, the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any 3.750% Securities (a) selected for redemption except the unredeemed portion of any 3.750% Security being redeemed in part or (b) for a period beginning 15 Business Days before the mailing of a notice of an offer to repurchase or redemption and ending at the close of business on the day of such mailing.

7.	Persons Deemed Owners.

The registered Holder of a 3.750% Security may be treated as the owner of it for all purposes.

8.	Unclaimed Money.

If money for the payment of principal or interest remains unclaimed for two years, the Trustee and the Paying Agent(s) will pay the money back to the Company at its written request. After that, all liability of the Trustee and such Paying Agent(s) with respect to such money shall cease.

9.	Discharge Prior to Redemption or Maturity.

Except as set forth in the Indenture, if the Company irrevocably deposits with the Trustee, in trust, for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such 3.750% Securities on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such 3.750% Securities, the Company will be discharged from certain provisions of the Indenture and the 3.750% Securities (including the restrictive covenants described in paragraph 11 below, but excluding its obligation to pay the principal of, premium, if any, and interest on the 3.750% Securities). Upon satisfaction of certain additional conditions set forth in the Indenture, the Company may elect to have its obligations and the obligations of the Subsidiary Guarantors, if applicable, discharged with respect to outstanding 3.750% Securities.

10.	Amendment; Supplement; Waiver.

The Company, the Subsidiary Guarantors and the Trustee may enter into a supplemental indenture for certain limited purposes without the consent of the Holders. Subject to certain exceptions, the Indenture or the 3.750% Securities may be amended or supplemented with the written consent of the Holders of not less than a majority in aggregate principal amount of the 3.750% Securities then outstanding, and any existing Default or Event of Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the 3.750% Securities then outstanding. Without notice to or consent of any Holder, the parties thereto may under certain circumstances amend or supplement the Indenture or the 3.750% Securities to, among other things, cure any ambiguity, defect or inconsistency, or make any other change that does not adversely affect the rights of any Holder of a 3.750% Security.

11.	Restrictive Covenants.

The Indenture imposes certain limitations on the ability of the Company and any Subsidiary to, among other things, incur additional Indebtedness, incur Liens and sell assets and subsidiary stock, merge or consolidate with any other Person or transfer (by lease, assignment or otherwise) substantially all of the properties and assets of the

Company. The limitations are subject to a number of important qualifications and exceptions. The Company must periodically report to the Trustee on compliance with such limitations.

12.	Notation of Guarantee.

As set forth more fully in the Indenture, the Persons constituting Subsidiary Guarantors from time to time, in accordance with the provisions of the Indenture, irrevocably and unconditionally and jointly and severally guarantee, in accordance with Section 12.1 of the Indenture, to the Holders and to the Trustee and its successors and assigns, that (i) the principal of and interest on the 3.750% Securities will be paid, whether at the Stated Maturity or Interest Payment Dates, by acceleration, call for redemption or otherwise, and all other obligations of the Company to the Holders or the Trustee under the Indenture or this 3.750% Security will be promptly paid in full or performed, all in accordance with the terms of the Indenture and this 3.750% Security, and (ii) in the case of any extension of payment or renewal of this 3.750% Security or any of such other obligations, they will be paid in full when due or performed in accordance with the terms of such extension or renewal, whether at the Stated Maturity, as so extended, by acceleration or otherwise. Such Guarantees shall cease to apply, and shall be null and void, with respect to any such guarantor who, pursuant to Article 12 of the Indenture, is released from its Guarantees, or whose Guarantees otherwise cease to be applicable pursuant to the terms of the Indenture.

13.	Successor.

When a successor assumes all the obligations of its predecessor under the 3.750% Securities and the Indenture, the predecessor will be released from those obligations.

14.	Defaults and Remedies.

If an Event of Default with respect to the 3.750% Securities occurs and is continuing (other than an Event of Default relating to bankruptcy, insolvency or reorganization of the Company), then either the Trustee or the Holders of 25% in aggregate principal amount of the 3.750% Securities then outstanding may declare all 3.750% Securities to be due and payable immediately in the manner and with the effect provided in the Indenture. Holders of the 3.750% Securities may not enforce the Indenture or the 3.750% Securities, except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the 3.750% Securities. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding 3.750% Securities may direct the Trustee in its exercise of any trust or power with respect to such 3.750% Securities. The Trustee may withhold from Holders of the 3.750% Securities notice of any continuing Default or Event of Default (except a Default in payment of principal or interest) if it determines that withholding notice is in their interest.

15.	Trustee and Agent Dealings with Company.

The Trustee and each Agent under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or any Subsidiary Guarantor or any of their Subsidiaries or any of their respective Affiliates, and may otherwise deal with such Persons as if it were not the Trustee or such agent.

16.	No Recourse Against Others.

No recourse for the payment of the principal of, premium, if any, or interest on the 3.750% Securities or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or the Subsidiary Guarantors in the Indenture, or in the 3.750% Securities or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, partner, stockholder, officer, director, employee or controlling Person of the Company or the Subsidiary Guarantors or of any successor Person thereof, except as an obligor or guarantor of the 3.750% Securities pursuant to the Indenture. Each Holder, by accepting the 3.750% Securities, waives and releases all such liability.

17.	Authentication.

This 3.750% Security shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on the other side of this 3.750% Security.

18.	Abbreviations and Defined Terms.

Customary abbreviations may be used in the name of a Holder of a 3.750% Security or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

19.	CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company will cause CUSIP numbers to be printed on the 3.750% Securities as a convenience to the Holders of the 3.750% Securities. No representation is made as to the accuracy of such numbers as printed on the 3.750% Securities and reliance may be placed only on the other identification numbers printed hereon.

20.	Governing Law.

THE INDENTURE AND THE 3.750% SECURITIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(b).

[FORM OF ASSIGNMENT]

I or we assign this Security to

(Print or type name, address and zip code of assignee)

Please insert Social Security or other identifying number of assignee

and irrevocably appoint                      agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Dated:	Signed:
(Sign exactly as name appears on the other side of this Security)

Signature Guarantee**

**	NOTICE: The Signature must be guaranteed by an Institution which is a member of one of the following recognized signature Guarantee Programs: (i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) in such other guarantee program acceptable to the Trustee.

SCHEDULE OF EXCHANGES3

The following exchanges of a part of this Global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian

[3]	This should be included only if the Security is issued in global form.